Exhibit 4.2

FORM OF CONVERTIBLE SETTLEMENT NOTE

THE INDEBTEDNESS EVIDENCED BY THIS NOTE IS SUBORDINATED IN ACCORDANCE WITH ITS TERMS TO ALL SENIOR INDEBTEDNESS (AS DEFINED IN THIS NOTE) OF VASO ACTIVE PHARMACEUTICALS, INC.

NEITHER THESE SECURITIES NOR THE SECURITIES INTO WHICH THESE SECURITIES ARE CONVERTIBLE HAVE BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND EXEMPTIONS FROM THE REGISTRATION AND QUALIFICATION REQUIREMENTS UNDER APPLICABLE STATE SECURITIES LAWS , AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN COMPLIANCE WITH APPLICABLE STATE SECURITIES LAWS OR BLUE SKY LAWS AND THE COMPANY, IN ITS SOLE DISCRETION, MAY REQUIRE AN OPINION OF COUNSEL REGARDING SUCH MATTERS.

No. CN-________	$_____________
Date: _________________

VASO ACTIVE PHARMACEUTICALS, INC.
5% SUBORDINATED CALLABLE CONVERTIBLE NOTE
DUE ____________, 200[8]

THIS NOTE is one of a series of notes, issued or to be issued, of Vaso Active Pharmaceuticals, Inc., a Delaware corporation (the “Company”), designated as its 5% Subordinated Callable Convertible Notes issued in connection with certain litigation settlements in the aggregate principal amount of $860,000, which series is comprised of the following: (i) this Note, (ii) all other 5% subordinated callable convertible notes issued in connection with the Class Settlement Agreement (as defined below), and (iii) all 5% subordinated callable convertible notes under the Stipulation and Settlement of Agreement, dated as of September 21, 2005, by and among certain plaintiffs, derivatively on behalf of the Company, and the defendants, of which the Company is a nominal defendant, with respect to certain derivative actions (collectively, the “Subordinated Notes”).

FOR VALUE RECEIVED, the Company promises to pay to the order of SCHIFFRIN & BARROWAY, LLP or its registered assigns (the “Holder”), on _____________, 200[8] (the “Maturity Date”) or such earlier date as the Notes are required or permitted to be repaid as provided hereunder, the principal sum of One Hundred Eighty-Seven Thousand Five Hundred Dollars ($187,500.00), together with interest thereon at a rate of five percent (5.0%) per annum.

Interest payable under this Note shall be computed on the basis of a year of 360 days and actual days elapsed (including the first day but excluding the last day) occurring in the period for which interest is payable.

Payments of principal and interest shall be made in lawful money of the United States of America to the Holder at its address as provided in Section 15.

This Note is being issued by the Company pursuant to that certain Stipulation and Agreement of Settlement, dated as of September 21, 2005 (the “Class Settlement Agreement”) by and among Lead Plaintiffs on behalf of the Class and the Defendants, one of whom is the Company, by and through their respective counsel.

1.  Definitions. In addition to the terms defined elsewhere in this Note, the following terms shall have the meanings indicated below (any capitalized terms that are not defined herein shall have the meanings ascribed to them in the Class Settlement Agreement):

“Bankruptcy Event” means any of the following events: (a) the Company commences a case or other proceeding under any bankruptcy, reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction relating to the Company; (b) there is commenced against the Company any such case or proceeding that is not dismissed within 60 days after commencement; (c) the Company is adjudicated insolvent or bankrupt or any order of relief or other order approving any such case or proceeding is entered; (d) the Company suffers any appointment of any custodian or the like for it or any substantial part of its property that is not discharged or stayed within 60 days; (e) the Company makes a general assignment for the benefit of creditors; (f) the Company fails to pay, or states that it is unable to pay or is unable to pay, its debts generally as they become due; or (g) the Company calls a meeting of its creditors with a view to arranging a composition, adjustment or restructuring of its debts.

“Business Day” means any day except Saturday, Sunday and any day which shall be a federal legal holiday or a day on which banking institutions in the Commonwealth of Massachusetts are authorized or required by law or other governmental action to close.

   “Common Stock” means the Class A Common Stock of the Company, par value $0.0001 per share, and any securities into which such Class A Common Stock may hereafter be reclassified.

“Conversion Price” means, initially, $1.75, subject to adjustment in accordance with the terms of this Note.

“Mandatory Conversion Date” means the first date immediately following any three (3) consecutive Trading Day period during which the highest sale price or average of the highest bid and highest asked prices for such date, as applicable, of one share of Common Stock equals or exceeds the Conversion Price for each of the three (3) Trading Days.

“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Required Majority of Senior Noteholders” means the Senior Noteholders holding greater than 50% of the then outstanding face amount of the Senior Notes.

“Securities Purchase Agreement” means the Securities Purchase Agreement, dated as of August 16, 2005, by and among the Company and the Senior Noteholders, as such agreement may be amended, restated, supplemented, modified, extended or replaced from time to time.

“Securities” means the Subordinated Notes and the Underlying Shares.

“Senior Creditor” means the Senior Noteholders and any other holder, lender, creditor, lessor, obligee or other Person to whom the Company is obligated with respect to any Senior Indebtedness.

“Senior Debt Documents” means the Senior Notes, the security agreement and pledge agreement with respect to collateral securing the Senior Notes, and any other document, agreement or instrument evidencing any Senior Indebtedness or executed pursuant to or in connection therewith, as each such document, agreement or instrument may be amended, restated, supplemented, modified, extended or replaced from time to time.

“Senior Indebtedness” means all indebtedness, whether secured or unsecured, of the Company or its subsidiaries existing as of the date of this Note and all future indebtedness of the Company or its subsidiaries, including, by way of example and not of limitation, (i) all principal, interest, fees and other obligations of the Company under or with respect to the Senior Notes; (ii) all indebtedness, liabilities and other obligations of the Company and its subsidiaries to any Person with respect to any revolving credit or other line of credit facility, any term loan facility, or any other extension of credit by a bank, insurance company or financial institution engaged in the business of lending money or other institutional lender, including reimbursement obligations under letters of credit (or guaranties, as applicable) and obligations in respect of bankers’ acceptances and swap or hedging agreements; (iii) any other indebtedness, liabilities and other obligations of the Company or its subsidiaries (including, by way of example and not of limitation, any interest which accrues after the commencement of any case, proceeding or other action relating to the bankruptcy, insolvency or reorganization of the Company to the extent the Senior Creditors have the right to receive the same from the Company) (A) for borrowed money or evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses, (B) under leases for real, personal or intangible property, whether or not capitalized under generally accepted accounting principals, (C) in respect of the principal balance outstanding under any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing products, and (D) to trade or other creditors whether or not in the ordinary course of business; (iv) obligations arising under guarantees executed by the Company or any of its subsidiaries; and (v) renewals, extensions, refinancings, deferrals, amendments and modifications of the items described in clauses (i), (ii), (iii), and (iv) above; provided, however, that the following indebtedness shall not constitute Senior Indebtedness: (1) any indebtedness of the Company evidenced by this Note or any other Subordinated Notes, all of which shall be pari passu with the indebtedness evidenced by this Note; and (2) any other subordinated indebtedness that the Company issues that ranks junior to or pari passu with the Subordinated Notes, all as determined in the Company’s discretion.

“Senior Notes” means (i) the Senior Secured Convertible Notes due May 1, 2007, each dated August 16, 2005, with an aggregate principal face amount of $2,500,000 issued by the Company to the Senior Noteholders, and (ii) any additional Senior Secured Convertible Notes that may be issued to the Senior Noteholders upon exercise of certain rights held by the Senior Noteholders pursuant to the Securities Purchase Agreement.

“Senior Noteholders” means Iroquois Master Fund Ltd., Smithfield Fiduciary LLC, Omicron Master Trust, RAQ LLC and their respective successors and assigns.

"Trading Day" means (a) any day on which the Common Stock is listed or quoted and traded on its primary Trading Market, or (b) if the Common Stock is not then listed or quoted and traded on any Trading Market, then any Business Day.

"Trading Market" means any national or regional securities exchange or an automated quotation system of a national securities association on which the Common Stock is then listed or quoted.

“Underlying Shares” means the shares of Common Stock issuable to the Holder upon conversion of this Note.

“Voluntary Conversion Date” means the date that the Voluntary Conversion Notice and this Note are delivered by a Holder to the Company pursuant to Section 7(a).

“Voluntary Conversion Notice” means a written notice in the form attached hereto as Schedule 1.

2.  Subordination Generally. The Holder agrees, by its acceptance of this Note, for itself and each future holder of this Note or any portion hereof (the Holder and any such future holder being hereinafter referred to as the “Subordinated Creditor”) that all of the indebtedness evidenced by this Note, whether for principal or interest (the “Subordinated Obligations”), is expressly subordinate and junior in right of payment (as defined in Section 3 below) to all of the Company's obligations in respect of all Senior Indebtedness.

3.  Meaning of “Subordinate and Junior In Right of Payment”. For purposes of this Section 3 and the other provisions of this Note, “subordinate and junior in right of payment” shall mean that:

(a)  No part of the Subordinated Obligations shall have any claim to the assets of the Company on a parity with or prior to the claim of the Senior Indebtedness. Unless and until the Senior Indebtedness shall have been fully and finally paid and satisfied (as defined below), the Subordinated Creditor will not, without the express prior written consent of the Required Majority of the Senior Noteholders, take or receive from the Company, and the Company will not make, give or permit, directly or indirectly, by setoff, redemption, purchase or in any other manner, any payment, distribution, prepayment or collateral security for the Subordinated Obligations; provided, however, that the Company may make and the Subordinated Creditor may receive payments of principal and interest in accordance with the terms hereof (without any amendment or modification) unless there shall have occurred and be continuing, or the making of any such payment would cause, an Event of Default under the Senior Notes or an event which, with the giving of notice or the passage of time or both, would become such an Event of Default (a “ Senior Debt Default”). For purposes of this Section 3 and the other provisions of this Note, the term “fully and finally paid and satisfied” with respect to the Senior Indebtedness shall mean that the Senior Creditors shall have (i) received full and final payment from the Company with respect to all Senior Indebtedness and any and all preference periods under every applicable federal and state bankruptcy, insolvency, moratorium, reorganization, liquidation, dissolution or other similar law shall have expired without the institution or commencement of any proceeding, suit or claim under any such law by or against the Company or (ii) in the case of the Senior Noteholders, exercised their conversion rights with respect to all Senior Notes and shall not have any right to purchase any additional Senior Notes under the Securities Purchase Agreement.

(b)  The Subordinated Creditor, without the prior written consent of the Required Majority of the Senior Noteholders, shall not take any action or exercise any rights, remedies or powers under the terms of the Subordinated Obligations, or exercise any other right or remedy at law or equity that the Subordinated Creditor might otherwise possess, to collect any amount due and payable under the Subordinated Obligations, including, but not limited to, the acceleration of the Subordinated Obligations, the commencement of any foreclosure on any lien or security interest, if applicable, the filing of any petition in bankruptcy or the taking advantage of any other insolvency law of any jurisdiction, unless and until the Senior Indebtedness has been fully and finally paid and satisfied.

(c)  (i) In the event of any distribution, division or application, partial or complete, voluntary or involuntary, by operation of law or otherwise, of all or any substantial part of the property, assets or business of the Company, or the proceeds thereof, to any creditor or creditors of the Company, or (ii) upon any indebtedness of the Company becoming due and payable by reason of any liquidation, dissolution or other winding-up of the Company or its business or by reason of any Bankruptcy Event, or (iii) in the event that any Senior Indebtedness has become, or have been declared to be, due and payable (and have not been paid in full in accordance with their terms), then and in any such event, any payment or distribution of any kind or character, whether in cash, securities or other assets, which, but for the subordination provisions contained herein, would otherwise be payable or deliverable to the Subordinated Creditor upon or in respect of the Subordinated Obligations or in respect of any other indebtedness of the Company that is subordinated to the payment of this Note, shall instead be paid over or delivered to the Senior Noteholders for application to the outstanding Senior Indebtedness held by them, and if such cash, securities or other assets exceeds the amount of such Senior Indebtedness, then such excess shall be paid to the other Senior Creditors on a pro rata basis or such other basis as the Company may determine in its sole discretion, and the Subordinated Creditor shall not receive any such cash, securities or other assets or any benefit therefrom unless and until the Senior Noteholders and the other Senior Creditors shall have been fully and finally paid and satisfied.

(d) The Subordinated Creditor irrevocably authorizes and empowers the Senior Noteholders, under the circumstances set forth in clause (i) or (ii) of Section 3(c), to demand, sue for, collect and receive every such payment or distribution referred to in such subsection and give acquittance therefor, and file claims and proofs of claim in any statutory or nonstatutory proceeding and take such other proceedings, in its own name, or in the name of the Subordinated Creditor or otherwise, as the Senior Noteholders may deem necessary or advisable for the enforcement of the provisions of this Note. The Subordinated Creditor hereby agrees, under the circumstances set forth in clause (i) or (ii) of Section 3(c) hereof, duly and promptly to take such action as may be requested at any time and from time to time by the Senior Noteholders to collect and to file appropriate proofs of claim in respect of the Subordinated Obligations, and to execute and deliver such powers of attorney, assignments or proofs of claim or other instruments as may be requested by the Senior Noteholders, in order to enable the Senior Noteholders to enforce any and all claims upon or in respect of the Subordinated Obligations and to collect and receive any and all payments or distributions which may be payable or deliverable at any time upon or in respect of the Subordinated Obligations. Nothing in this Section 3, nor any other provisions hereof, shall be construed to give the Senior Noteholders any right to vote this Note, or any related claim, or any portion of any such note or claim, whether in connection with any resolution, arrangement, plan or reorganization, compromise, settlement, election of trustees or otherwise.

(e)  Should any payment or distribution or collateral security, or the proceeds of any thereof, be collected or received by the Subordinated Creditor in respect of the Subordinated Obligations at any time that a Senior Debt Default has occurred and is continuing or such other time that such collection or receipt is not permitted hereunder, the Subordinated Creditor forthwith will turn over the same to the Senior Noteholders in the form received (except for the endorsement or the assignment of the Subordinated Creditor when necessary) for application to the Senior Indebtedness in accordance with Section 3(c) and, until so turned over, the same shall be held in trust by the Subordinated Creditor as the property of the Senior Creditors.

(f) Subject to the payment in full of the Senior Indebtedness, the Subordinated Creditor shall be subrogated to the rights of the Senior Creditors to receive payments or distributions of assets of the Company made on the Senior Indebtedness; and, for the purposes of such subrogation, payments or distributions to the Senior Creditors, for their respective accounts, of any cash, securities or other assets to which the Subordinated Creditor would be entitled except for the provisions of this Note shall, as between the Company and its Senior Creditors and the Subordinated Creditor, be deemed to be a payment by the Company to or on account of Subordinated Obligations, it being understood that the provisions of Section 2 and this Section 3 of this Note are, and are intended solely, for the purpose of defining the relative rights of the Subordinated Creditor, on the one hand, and the Senior Creditors, on the other hand.

(g) The Subordinated Creditor acknowledges and agrees that, as to any cash, securities or other assets of the Company that may be in the possession of the Senior Noteholders after the Senior Indebtedness held by the Senior Noteholders has been fully and finally paid and satisfied, the Senior Noteholders shall have the right, at any time, to deposit all or any part of any excess assets into any federal or state court of competent jurisdiction for a determination as to the proper disposition of such assets.

(h) The Subordinated Creditor consents that, without further assent by or notice to the Subordinated Creditor, without impairing, abridging, releasing or affecting the subordination provided for herein, (i) any demand for payment of any of the Senior Indebtedness made by the Senior Creditors may be rescinded in whole or in part by the Senior Creditors, as the case may be, and any of the Senior Indebtedness, or the liability of the Company or any other party upon or for any part thereof, or any collateral security or guaranty therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, modified, accelerated, compromised, waived, surrendered, or released by the Senior Creditors, as the case may be; (ii) any document or instrument evidencing or governing the terms of any Senior Indebtedness or any collateral security documents or guaranties or documents in connection therewith may, to the extent pertinent to the Senior Indebtedness, be amended, modified, supplemented or terminated, in whole or in part, as the Senior Creditors (whichever may be a party thereto or the beneficiary thereof) may deem advisable, and any collateral security at any time held by the Senior Creditors, as the case may be, for the payment of any of the Senior Indebtedness may be sold, exchanged, waived, surrendered or released; (iii) the Senior Creditors may exercise or refrain from exercising any right, remedy or power granted by any document or instrument creating, evidencing or otherwise relating to the Senior Indebtedness, or at law, in equity, or otherwise, with respect to the Senior Indebtedness, or any collateral security lien (legal or equitable), held, given or intended to be given therefor (including, without limitation, the right to perfect any lien or security interest created in connection therewith); and (iv) any balance of funds with any bank or other institution at any time standing to the credit of the Company or any guarantor of any of the Senior Indebtedness may, from time to time, in whole or in part, be surrendered or released, all as the Senior Creditors may deem advisable. The Subordinated Creditor hereby waives any and all notice of or proof of reliance by the Senior Creditors upon this Note, and the Senior Indebtedness, and any of it, shall conclusively be deemed to have been created, contracted or incurred in reliance upon this Note, and all dealings between the Company and the Senior Creditors shall be deemed to have been consummated in reliance upon this Note. The subordination provisions hereof are a continuing agreement of subordination and the Senior Creditors may continue to make loans to or otherwise accept the obligations of the Company in reliance hereon, without notice to the Subordinated Creditor. If the Senior Creditors or any of them shall be required to disgorge, pay or repay the amount received on account of the Senior Indebtedness or any part thereof because of the provisions of any applicable federal or state bankruptcy, insolvency, moratorium, reorganization, liquidation, dissolution or other similar law, the Subordinated Creditor shall make such payments or repayments out of the amounts received by it on account of the Subordinated Obligations, if any, which are necessary in order to put the Senior Creditors in the same position in which they would have been had the Senior Indebtedness not been deemed to have been fully and finally paid and satisfied at the time of payments of such amounts to the Subordinated Creditor.

(i) No failure to exercise, and no delay in exercising, on the part of the Senior Creditors any right, power or privilege under the Senior Indebtedness or this Note shall operate as a waiver thereof; nor shall any single or partial exercise by the Senior Creditors of any rights, power or privilege under the Senior Indebtedness or this Note preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies provided in the subordination provisions contained herein and in any agreements, instruments and documents referred to in any of the foregoing are cumulative and shall not be exclusive of any rights or remedies provided by law.

(j) The Senior Creditors shall not be prejudiced in their rights to enforce the subordination contained herein in accordance with the terms hereof by any act or failure to act on the part of the Company or failure by the Company to provide the Subordinated Creditor with any notice whatsoever.

(k) The subordination provisions contained herein are for the benefit of the Senior Creditors, who are the express third-party beneficiaries of such provisions, and may not be rescinded, canceled, amended or modified in any way with respect to any Senior Creditor without the prior written consent of such Senior Creditor.

(l)Until the Senior Indebtedness is fully and finally paid and satisfied, the Subordinated Creditor covenants and agrees that it will not modify or amend or permit modification or amendment of the payment terms, rate of interest and other financial terms and conditions of this Note without obtaining the prior written consent of the Required Majority of the Senior Noteholders thereto.

4.   Reservation of Common Stock.

The Company covenants that it will at all times reserve and keep available out of its authorized but unissued and otherwise unreserved Common Stock, solely for the purpose of enabling it to issue Underlying Shares as required hereunder, the number of Underlying Shares which are then issuable and deliverable upon the conversion of (and otherwise in respect of) this Note (taking into account the adjustments set forth in Section 9), free from preemptive rights or any other contingent purchase rights of Persons other than the Holder. The Company covenants that all Underlying Shares so issuable and deliverable shall, upon issuance in accordance with the terms hereof, be duly and validly authorized and issued, fully paid and nonassessable.

5.  Transfer Restrictions.

(a)  The Securities may only be assigned and transferred pursuant to an effective registration statement under the Securities Act or pursuant to an available exemption from the registration requirements of the Securities Act, and in compliance with any applicable state securities laws. In connection with any transfer of Securities other than pursuant to an effective registration statement or to the Company, the Company may require the transferor to provide to the Company, at the sole expense of the transferor, an opinion of counsel selected by the transferor and satisfactory to the Company, the form and substance of which opinion shall be reasonably satisfactory to the Company, to the effect that such transfer does not require registration under the Securities Act or any applicable state securities laws.

(b)  The Holder agrees to the imprinting of the following legend on any certificate evidencing Securities:

NEITHER THESE NOTES NOR THE SECURITIES INTO WHICH THESE NOTES ARE CONVERTIBLE HAVE BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND EXEMPTIONS FROM THE REGISTRATION AND QUALIFICATION REQUIREMENTS UNDER APPLICABLE STATE SECURITIES LAWS, AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN COMPLIANCE WITH APPLICABLE STATE SECURITIES LAWS OR BLUE SKY LAWS AND THE COMPANY, IN ITS SOLE DISCRETION, MAY REQUIRE ANY TRANSFEROR OR POSSIBLE TRANSFEREE TO PROVIDE AN OPINION OF COUNSEL REGARDING SUCH MATTERS.

6.  Registration of Transfers and Exchanges.

(a)   The Holder may assign and transfer this Note (in whole but not in part), provided that the Holder effects such assignment in compliance with (i) Section 5 hereof, (ii) this Section 6, and (iii) all applicable laws and regulations, including laws relating to the registration of securities under the Securities Act and any applicable state securities laws.

(b)   The Company shall register the transfer of this Note in the Note Register upon surrender of this Note to the Company at its address for notice set forth herein. Upon any such registration or transfer, a new Note, in substantially the form of this Note (any such new Note, a “New Note”), shall be issued to the transferee. The acceptance of the New Note by the transferee thereof shall be deemed the acceptance by such transferee of all of the rights and obligations of a holder of a Note.

(c)   A service charge of $500 shall be payable by the transferor in connection with any such registration of transfer or exchange.

7.  Conversion.

(a)   Voluntary Conversion. All (but not less than all) of this Note shall be convertible into shares of Common Stock at the option of the Holder, at any time and from time to time from and after the date of this Note. The number of Underlying Shares issuable upon any conversion hereunder shall equal the outstanding principal amount of this Note, plus the amount of any accrued but unpaid interest on this Note through the Voluntary Conversion Date, divided by the Conversion Price in effect on the Voluntary Conversion Date. The Holder shall effect this conversion under this Note by delivering to the Company a completed and executed Voluntary Conversion Notice together with this Note.

(b)   Mandatory Conversion. At any time after the Mandatory Conversion Date, the Company may, but shall not be required to, cause all of the principal amount of this Note plus all accrued and unpaid interest to be converted into a number of fully paid and nonassessable shares of Common Stock equal to the quotient of (i) the principal amount of this Note plus all accrued and unpaid interest outstanding on the Mandatory Conversion Date divided by (ii) the Conversion Price in effect on the Mandatory Conversion Date by providing written notice of such mandatory conversion (the “Mandatory Conversion Notice”) to Holder and Lead Counsel.

8.  Mechanics of Conversion.

(a)   Upon conversion of this Note pursuant to either Section 7(a) or 7(b), the Company shall promptly (but in no event later than thirty (30) days after receipt of the Voluntary Conversion Notice and this Note or thirty (30) days after receipt of the Holder’s Note pursuant to a Mandatory Conversion Notice) issue and deliver to the Holder, in the Holder’s name, a certificate for the Underlying Shares issuable upon such conversion, which certificate may contain the transfer restrictions legend in the form set forth in Section 5, together with any additional legend(s) necessary under applicable law.

(b)   The Holder shall be required to deliver the Voluntary Conversion Notice and this Note in order to effect a conversion and receive the certificate for the Underlying Shares pursuant to a voluntary conversion under Section 7(a). In order to receive the certificate for the Underlying Shares upon a mandatory conversion under Section 7(b), the Holder shall be required to deliver this Note. In the case of a voluntary conversion, the Holder shall be deemed to have become the holder of record of the Underlying Shares as of the Voluntary Conversion Date. In the case of a mandatory conversion, if the Holder does not deliver this Note to the Company, the Holder shall have the right to obtain the Underlying Shares but shall not be deemed a Company stockholder until the date that the Company receives this Note. Regardless of whether delivery of this Note is made by the Holder in accordance with this Section 8, the Holder will cease to be the Holder of this Note and shall not have any claims as a creditor under this Note as of the Voluntary Conversion Date or Mandatory Conversion Date (assuming that the Company elects to require mandatory conversion), as applicable.

9.  Certain Adjustments. The Conversion Price is subject to adjustment from time to time as set forth in this Section 9.

(a)   Stock Dividends and Splits. If the Company, at any time while this Note is outstanding, (i) pays a stock dividend on its Common Stock or otherwise makes a distribution on any class of capital stock that is payable in shares of Common Stock, (ii) subdivides outstanding shares of Common Stock into a larger number of shares, or (iii) combines outstanding shares of Common Stock into a smaller number of shares, then in each such case the Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock outstanding immediately before such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event. Any adjustment made pursuant to clause (i) of this Section 9(a) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution, and any adjustment pursuant to clause (ii) or (iii) of this Section 9(a) shall become effective immediately after the effective date of such subdivision or combination.

(b)   Pro Rata Distributions. If the Company, at any time while this Note is outstanding, distributes to holders of Common Stock (i) evidences of its indebtedness, (ii) any security (other than a distribution of Common Stock covered by Section 9(a)), (iii) rights or warrants to subscribe for or purchase any security, or (iv) any other asset (in each case, “Distributed Property”), then in each such case the Conversion Price in effect immediately prior to the record date fixed for determination of stockholders entitled to receive such distribution shall be adjusted (effective on such record date) to equal the product of such Conversion Price times a fraction of which the denominator shall be the average of the Closing Prices for the five Trading Days immediately prior to (but not including) such record date and of which the numerator shall be such average less the then fair market value of the Distributed Property distributed in respect of one outstanding share of Common Stock, as determined by the Company’s independent certified public accountants that regularly examine the financial statements of the Company.

(c)   Fundamental Changes. If, at any time while this Note is outstanding, (i) the Company effects any merger or consolidation of the Company with or into another Person, (ii) the Company effects any sale of all or substantially all of its assets in one or more transactions, (iii) any tender offer or exchange offer (whether by the Company or another Person) is completed pursuant to which holders of Common Stock are permitted to tender or exchange their shares for other securities, cash or assets, or (iv) the Company effects any reclassification of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or assets (other than as a result of a subdivision or combination of shares of Common Stock described in Section 9(a)) (in any such case, a “Fundamental Change”), then upon any subsequent conversion of this Note, the Holder shall have the right to receive, for each Underlying Share that would have been issuable upon such conversion absent such Fundamental Change, the same kind and amount of securities, cash or assets as it would have been entitled to receive upon the occurrence of such Fundamental Change if it had been, immediately prior to such Fundamental Change, the holder of one share of Common Stock (the “Alternate Consideration”). If holders of Common Stock are given any choice as to the securities, cash or assets to be received in a Fundamental Change, then the Holder shall be given the same choice as to the Alternate Consideration it receives upon any conversion of this Note following such Fundamental Change.

At the Holder’s request, any successor to the Company or surviving Person in such Fundamental Change shall issue to the Holder a new Note consistent with the foregoing provisions and evidencing the Holder’s right to convert such Note into Alternate Consideration. The terms of any agreement pursuant to which a Fundamental Change is effected shall include terms requiring any such successor or surviving Person to comply with the provisions of this Section 9(c) and insuring that this Note (or any such replacement security) will be similarly adjusted upon any subsequent transaction analogous to a Fundamental Change.

(d)   Subsequent Equity Sales. If, at any time while this Note is outstanding, the Company issues additional shares of Common Stock or rights, warrants, options or other securities or debt convertible, exercisable or exchangeable for shares of Common Stock or otherwise entitling any Person to acquire shares of Common Stock (collectively, “Common Stock Equivalents”) at an effective net price to the Company per share of Common Stock (the “Effective Price”) less than the Conversion Price (as adjusted hereunder to such date), then the Conversion Price shall be reduced to a price determined by multiplying such Conversion Price by a fraction, (i) the numerator of which shall be (x) the number of shares of Common Stock outstanding immediately prior to such issuance plus (y) the number of shares of Common Stock that the aggregate consideration received by the Company for the total number of additional shares of Common Stock so issued or issuable pursuant to Common Stock Equivalents would purchase at such Conversion Price; and (ii) the denominator of which shall be (x) the number of shares of Common Stock outstanding prior to such issuance plus (y) the number of such additional shares of Common Stock so issued or issuable pursuant to the Common Stock Equivalents.

For purposes of this Section 9(d), in connection with any issuance of any Common Stock Equivalents, (i) the maximum number of shares of Common Stock potentially issuable at any time upon conversion, exercise or exchange of such Common Stock Equivalents (the “Deemed Number”) shall be deemed to be outstanding upon issuance of such Common Stock Equivalents, (ii) the Effective Price applicable to such Common Stock shall equal the minimum dollar value of consideration payable to the Company to purchase such Common Stock Equivalents and to convert, exercise or exchange them into Common Stock (net of any discounts, fees, commissions and other expenses), divided by the Deemed Number, and (iii) no further adjustment shall be made to the Conversion Price upon the actual issuance of Common Stock upon conversion, exercise or exchange of such Common Stock Equivalents. The Effective Price of Common Stock or Common Stock Equivalents issued in any transaction in which more than one type of securities are issued shall give effect to the allocation by the Company of the aggregate amount paid for such securities among the different securities issued in such transaction.

(e)   Conversion Price Adjustment Exceptions. No adjustment will be made under Section 9(d) in respect of:

(i)  Any past or future issuance of Common Stock, of a Common Stock Equivalent or rights or securities exercisable or convertible into a Common Stock Equivalent under the Securities Purchase Agreement or otherwise to the Senior Noteholders; or

(ii)  The issuance of Common Stock to any Person upon exercise or conversion of any Common Stock Equivalents outstanding as of December 15, 2005; or

(iii)  The issuance of Common Stock or Common Stock Equivalents pursuant to employee benefit plans or otherwise to officers, directors, employees, advisers, consultants or independent contractors of the Company pursuant to restricted stock issuances, stock grants, stock options or otherwise, in each case as approved by the Board of Directors of the Company or the Board’s Compensation Committee, as appropriate; or

(iv)   The issuance of securities in connection with a merger, acquisition, joint venture or development agreement or strategic partnership or similar agreement approved by the Company’s Board of Directors, the primary purpose of which is not to raise equity capital.

(f)   Calculations. All calculations under this Section 9 shall be made to the nearest cent or the nearest 1/100th of a share, as applicable. The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Company, and the disposition of any such shares shall be considered an issue or sale of Common Stock.

(g)   Notice of Adjustments. Upon the occurrence of each adjustment pursuant to this Section 9, the Company at its expense will compute such adjustment in accordance with the terms hereof and prepare and notify the Holder of such adjustment, describing in reasonable detail such adjustment and the transactions giving rise thereto, including all facts upon which such adjustment is based.

(h)   Notice of Corporate Events. If the Company (i) declares a dividend or any other distribution of cash, securities or other assets in respect of its Common Stock, including without limitation any granting of rights or warrants to subscribe for or purchase any capital stock of the Company, (ii) authorizes or approves, enters into any agreement contemplating or solicits stockholder approval for any Fundamental Change or (iii) authorizes the voluntary dissolution, liquidation or winding up of the affairs of the Company, then the Company shall deliver to the Holder a notice describing the material terms and conditions of such transaction, at least 10 Trading Days prior to the applicable record or effective date on which a Person would need to hold Common Stock in order to participate in or vote with respect to such transaction, and the Company will take all steps reasonably necessary in order to insure that the Holder is given the practical opportunity to convert this Note prior to such time so as to participate in or vote with respect to such transaction; provided, however, that the failure to deliver such notice or any defect therein shall not affect the validity of the corporate action required to be described in such notice.

10.  Prepayment at the Option of the Company.

If permitted by the Securities Purchase Agreement and the other Transaction Documents (as such term is defined in the Securities Purchase Agreement), at any time, upon delivery of a written notice to the Holder (a “Company Prepayment Notice”), the Company shall be entitled to prepay all or any portion of the outstanding principal amount of this Note plus any accrued and unpaid interest thereon in cash without penalty or premium. Once delivered, the Company shall not be entitled to rescind a Company Prepayment Notice.

11.  Events of Default.

(a)   “Event of Default” means any one of the following events, except that none of the following events shall be deemed to be an “Event of Default” if such event occurs as a result of the Company’s complying or attempting to comply with the subordination provisions contained in this Note:

(i)  any failure to pay the principal of and interest on this Note within five (5) Business Days after the same becomes due and payable; or

(ii)  the occurrence of a Bankruptcy Event.

(b)   At any time or times following the occurrence of an Event of Default, subject to the subordination provisions of this Note, the Holder shall have the option to elect, by notice to the Company (the “Acceleration Notice”), to require the Company to pay all of the outstanding principal amount of this Note, plus all accrued but unpaid interest thereon through the date of payment (the “Accelerated Amount”).

(c)   Upon the occurrence of any Bankruptcy Event, the Accelerated Amount shall immediately become due and payable in full in cash, without any further action by the Holder.

(d)   In connection with any Event of Default, the Holder need not provide and the Company hereby waives any presentment, demand, protest or other notice of any kind, except as provided herein, and the Holder may immediately and without expiration of any grace period enforce any and all of its rights and remedies hereunder and all other remedies available to it under applicable law.

12.  Charges, Taxes and Expenses. Issuance of certificates for Underlying Shares upon conversion of (or otherwise in respect of) this Note shall be made without charge to the Holder for any issue or transfer tax, withholding tax, transfer agent fee or other incidental tax or expense in respect of the issuance of such certificate, all of which taxes and expenses shall be paid by the Company; provided, however, that the Company shall not be required to pay any tax which may be payable in respect of any transfer involved in the registration of any certificates for Underlying Shares or Subordinated Notes in a name other than that of the Holder. The Holder shall be responsible for all other tax liability that may arise as a result of holding or transferring this Note or receiving Underlying Shares in respect hereof.

13.  No Fractional Shares. The Company shall not issue or cause to be issued fractional Underlying Shares upon the conversion of this Note. If any fraction of an Underlying Share would, except for the provisions of this Section 13, be issuable upon conversion of this Note, the number of Underlying Shares to be issued will be rounded up or down, as applicable, to the nearest whole share.

14.  Exemption From Registration. The Holder acknowledges and agrees that (i) in accordance with Section 6(f) of the Class Settlement Agreement, it or its representatives have stipulated that the issuance of this Note is in reliance upon and subject to the exemption from registration under Section 3(a)(10) of the Securities Act of 1933 and any applicable provisions of state securities law and (ii) pursuant to certain Court orders, entered on December 21, 2005 and January 4, 2006, respectively, the Courts have approved the issuance of the Subordinated Notes, of which this Note is one, and the Class Settlement Agreement as fair, both substantively and procedurally, to the holders of the Subordinated Notes. In addition, the Holder acknowledges and agrees that the issuance of this Note is in reliance upon an exemption from the Trust Indenture Act of 1939, as amended.

15.  Notices. Any and all notices or other communications or deliveries hereunder by the Holder of this Note to the Company (including any Conversion Notice) shall be in writing, shall be given pursuant to certified mail, return receipt requested, postage prepaid or by nationally recognized overnight courier, and shall be deemed given and effective on the earliest of (i) the Business Day following the date of mailing, if sent by nationally recognized overnight courier service, or (ii) upon actual receipt by the party to whom such notice is required to be given, if delivered by certified mail. Any and all notices or other communications or deliveries hereunder by the Company to the Holder of this Note to shall be in writing, shall be given by first class mail, and shall be deemed given and effective three (3) Business Days following the date of mailing. The addresses for such communications shall be:

If to the Company:

Vaso Active Pharmaceuticals, Inc.
99 Rosewood Drive
Suite 260
Danvers, MA 01923
Attn: Joseph Frattaroli, President

If to the Holder:

Schiffrin & Barroway, LLP
280 King of Prussia Road
Radnor, PA 19087

If to Lead Counsel:

Schiffrin & Barroway, LLP
280 King of Prussia Road
Radnor, PA 19087

If to Senior Noteholders:

Iroquois Master Fund Ltd.
641 Lexington Avenue
26th Floor
New York, NY 10022
Attn: Joshua Silverman

With a copy to:

Proskauer Rose LLP
1585 Broadway
New York, NJ 10036-8299
Attn: Adam J. Kansler, Esq.

Smithfield Fiduciary LLC
c/o Highbridge Capital Management, LLC
9 West 57th Street, 27th Floor
New York, NY 10019
Attn: Ari J. Storch/Adam J. Chill

Omicron Master Trust
c/o Omicron Capital, LP
650 Fifth Avenue, 24th Floor
New York, NY 10019

RAQ, LLC
c/o Paramount BioCapital Asset Management, Inc.
787 Seventh Avenue
48th Floor
New York, New York 10019
Attn: General Counsel

16.  Miscellaneous.

(a)   This Note shall be binding on and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

(b)   Governing Law; Venue. all questions concerning the construction, validity, enforcement and interpretation of this Note shall be governed by and construed and enforced in accordance with the internal laws of the commonwealth of massachusetts, without regard to the principles of conflicts of law thereof. each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the city of boston of the commonwealth of massachusetts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is improper. each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. the requirements of this section 16(b), shall in no event have any effect on the right of the senior noteholders to take any action permitted by section 3(g).

(c)   The headings herein are for convenience only, do not constitute a part of this Note and shall not be deemed to limit or affect any of the provisions hereof.

(d)   In case any one or more of the provisions of this Note shall be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Note shall not in any way be affected or impaired thereby, and the parties will attempt in good faith to agree upon a valid and enforceable provision which shall be a commercially reasonable substitute therefor, and upon so agreeing, shall incorporate such substitute provision in this Note.

(e)   In the event of any stock split, subdivision, dividend or distribution payable in shares of Common Stock (or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly shares of Common Stock), combination or other similar recapitalization or event occurring after the date hereof, each reference in this Note to a price shall be amended to appropriately account for such event.

(f)   No provision of this Note may be waived or amended except in a written instrument signed, in the case of an amendment, by the Company and the Holder or, in the case of a waiver, by the Holder. No waiver of any default with respect to any provision, condition or requirement of this Note shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of either party to exercise any right hereunder in any manner impair the exercise of any such right.

VASO ACTIVE PHARMACEUTICALS, INC.

By______________________________________
Name:
Title:

Schedule 1

FORM OF VOLUNTARY CONVERSION NOTICE

5% SUBORDINATED CALLABLE CONVERTIBLE NOTE DUE ___________, 200[8]

(To be executed by the registered Holder
in order to convert Note)

The undersigned hereby elects to convert the entire principal amount of the 5% Subordinated Callable Convertible Note (the “Subordinated Note”) registered in the name of the undersigned into shares of Class A Common Stock, par value $0.0001 per share (the “Common Stock”), of Vaso Active Pharmaceuticals, Inc., a Delaware corporation, according to the conditions of the Subordinated Note, as of the date written below.

Date of Conversion

Principal Amount of Subordinated Note

Applicable Conversion Price

Number of Shares of Common Stock to be Issued

Name of Registered Holder

By_____________________________________________________________
Name:
Title: